Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

APPLIED SIGNAL TECHNOLOGY, INC.

at

$38.00 NET PER SHARE

Pursuant to the Offer to Purchase dated December 30, 2010

by

RN ACQUISITION COMPANY,

a wholly owned subsidiary of

RAYTHEON COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON JANUARY 28, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

December 30, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by RN Acquisition Company, a California corporation (the “Purchaser”) and a wholly owned subsidiary of Raytheon Company, a Delaware corporation (“Parent”), to act as the Information Agent in connection with the Purchaser’s offer to purchase (the “Offer”) all of the outstanding shares of common stock, without par value (the “Shares”), of Applied Signal Technology, Inc., a California corporation (“AST”), at a purchase price of $38.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 30, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal enclosed herewith.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 18, 2010 (as it may be amended from time to time, the “Merger Agreement”), among Parent, the Purchaser and AST. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, the Purchaser will be merged with and into AST (the “Merger”), with AST continuing as the surviving corporation and wholly owned by Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) in the treasury of AST or any of its subsidiaries or by Parent or the Purchaser, which Shares shall be canceled and shall cease to exist, or (ii) by shareholders who validly exercise their dissenters’ rights under California law with respect to such Shares and for whom dissenters’ rights are available under California law) will be canceled and converted into the right to receive the Offer Price, without interest thereon and less any applicable withholding taxes. In certain circumstances, Parent, the Purchaser and AST have agreed to proceed with a one-step merger transaction if the Offer is not consummated. The Merger Agreement is more fully described in the Offer to Purchase, dated December 30, 2010.

The AST board of directors, among other things, has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of AST and AST’s shareholders (other than Parent and its subsidiaries) that AST enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement and that AST’s shareholders tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to AST and AST’s shareholders (other than Parent and its subsidiaries) and (iv) recommended that AST’s shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The related Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup federal income tax withholding;

3. The Notice of Guaranteed Delivery to be used to accept the Offer if share certificates for such Shares (the “Share Certificates”) are not immediately available or time will not permit all required documents to reach BNY Mellon Shareowner Services (the “Depositary”) on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on or before the Expiration Date;

4. AST’s Solicitation/Recommendation Statement on Schedule 14D-9 and accompanying letter from AST, in each case filed with the U.S. Securities and Exchange Commission;

5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6. A return envelope addressed to the Depositary for your use only.

The Offer is conditioned upon, among other things, the Merger Agreement not being terminated in accordance with its terms and each of (i) the Minimum Tender Condition (as described below), (ii) the Competition Law and Government Consent Condition (as described below) and (iii) the Governmental Entity Condition (as described below) being satisfied. The Minimum Tender Condition requires that the number of Shares that have been validly tendered and not validly withdrawn prior to the then scheduled Expiration Date, together with the number of Shares (if any) then owned by Parent, the Purchaser and their subsidiaries, represents at least 76.3% of the total number of outstanding Shares on the Expiration Date. The Competition Law and Government Consent Condition requires (i) the expiration or termination of any waiting period (and any extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable federal, state or foreign law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition or foreign investment and (ii) that all required consents and approvals of, notices to and filings with all governmental entities shall have been obtained or made. The Governmental Entity Condition requires that no governmental entity shall have enacted, enforced, amended or issued any law or judgment which is then in effect and has the effect of making the Offer or the Merger illegal or enjoining or otherwise prohibiting or materially delaying the consummation of the Offer or the Merger, and that no claim, suit, action or proceeding shall exist or be instituted or be overtly threatened in writing by any governmental entity seeking any such consequence. These and other conditions to the Offer are described in Section 15 of the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 12:00 midnight, New York City time, at the end of the day on January 28, 2011, unless the Offer is extended or earlier terminated. Previously tendered Shares may be withdrawn at any time until the Offer has expired and, if the Purchaser has not previously accepted such Shares for payment by February 28, 2011, such Shares may be withdrawn at any time after that date until the Purchaser accepts Shares for payment.

In order for a shareholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary and either (A) the share certificates evidencing tendered Shares must be received by the

Depositary or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary, in each case prior to 12:00 midnight, New York City time, on the Expiration Date. Alternatively, a shareholder may be able to validly tender such shareholder’s Shares by completing and returning the Notice of Guaranteed Delivery using the procedures described in Section 3 of the Offer to Purchase.

Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of the Purchaser, Parent, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.